UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2007

Activant Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-49389	94-2160013
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
7683 Southfront Road
Livermore, California 94551
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (925) 449-0606

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement.
     On July 2, 2007, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Greenland Holding Corp., a newly formed and wholly owned subsidiary of ours (“Greenland”), and Intuit Inc. (“Intuit”). The Asset Purchase Agreement provides for the acquisition and assumption by us from Intuit (the “Transaction”) of specified assets and liabilities that comprise Intuit Eclipse, Intuit’s distribution management software division (the “Acquired Business”).
     In conjunction with the financing of the Transaction, on August 17, 2007, we, Activant Group Inc., our parent, and certain of our subsidiaries, entered into an incremental term loan amendment (the “First Incremental Amendment”) under our existing senior secured credit agreement with Deutsche Bank Trust Company, as administrative agent, and other lenders named therein. The First Incremental Amendment provides a new tranche of term loans under our senior secured credit agreement in the amount of $75.0 million (the “Acquisition Facility”). In connection with the completion of the Transaction on August 17, 2007, we borrowed an aggregate of $75.0 million pursuant to the Acquisition Facility.
     The Acquisition Facility will mature on May 2, 2013, and amortizes in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Acquisition Facility, with the balance payable on May 2, 2013. Repayment of the Acquisition Facility is guaranteed by the same guarantors who are required to guarantee our existing senior secured credit agreement and secured by the same assets that are required to secure our existing senior secured credit agreement.
     The borrowings under the Acquisition Facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas, and (2) the federal funds rate plus 1/2 of 1%; or (b) a reserve adjusted Eurodollar rate on deposits for periods of one-, two-, three-, or six-months (or, to the extent agreed to by each applicable lender, nine- or twelve-months or less than one month). The initial applicable margin for borrowings under the Acquisition Facility is 1.50% with respect to base rate borrowings and 2.50% with respect to Eurodollar rate borrowings.
     The foregoing description of the Acquisition Facility does not purport to be complete and is qualified in its entirety by reference to the First Incremental Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
     Item 2.01 Completion of Acquisition or Disposition of Assets.
     On August 17, 2007, we completed the Transaction pursuant to the terms and conditions of the Asset Purchase Agreement. The purchase price was approximately $100.5 million, subject to potential post-closing adjustments under the Asset Purchase Agreement.
     The purchase price and certain related fees and expenses were funded through the borrowing of $20.0 million under the revolving credit facility of our existing senior credit agreement, the borrowing of $75.0 million under the Acquisition Facility described in Item 1.01 above and approximately $6.8 million from our existing cash on hand. A copy of our press release dated August 17, 2007 announcing the completion of the Transaction is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
     Item 2.03 Creation of a Direct Financial Obligation.
     The description in Item 1.01 above is incorporated by reference.
     Item 9.01 Financial Statements and Exhibits.
     (a) Financial Statements of Business Acquired.
     All required financial statements with respect to the Acquired Business will be filed by amendment to this Current Report on Form 8-K pursuant to Item 9.01(a)(4) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

     (b) Pro Forma Financial Information.
     All required pro forma financial information with respect to the Acquired Business will be filed by amendment to this Current Report on Form 8-K pursuant to Item 9.01(a)(4) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
     (d) Exhibits
10.1	First Incremental Amendment to Credit Agreement, dated as of August 17, 2007

99.1	Press Release dated August 17, 2007 issued by Activant Solutions Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
By:	/S/ TIMOTHY F. TAICH
Name:	Timothy F. Taich
Title:	Vice President and General Counsel

     Date: August 23, 2007